Exhibit 10.23

EARLY RETIREMENT AGREEMENT

AGREEMENT made on June 1, 1993, between Farm Bureau Life Insurance Company, hereinafter called the Employer, and William Oddy, hereinafter called the Employee,

WHEREAS, the Employee has been employed by the Employer in an executive capacity for some time, and it is contemplated that this employment relationship is likely to continue until the retirement of the Employee at an age of 60 years or over, and

WHEREAS, the present group pension plan of the Employer sets normal retirement age at 65 and it is in the best interests of the Employer and the Employee to reach an agreement regarding the supplemental pension benefits to be paid to the Employee by the Employer on early retirement.

NOW THEREFORE, in consideration of the Employee’s future service to actual retirement date, the Employer and Employee agree as follows:

Early Retirement	1. In the event the Employer feels it to be in the best interests of both the Employee and the Employer, the Employer may at any time after the Employee reaches the age of 60 retire the Employee from active service. This provision shall not be construed to guarantee that the Employee until that age, but rather to be a statement of policy in the event the employment relationship continues until that time.

Supplemental Pension Payments	2. If the Employer shall choose to retire the Employee after the Employee has reached the age of 60, but before he shall have attained the age of 65, the Employer shall pay to the Employee as a supplemental pension payment a sufficient sum monthly so that when added to the early retirement benefits received by the Employee under the regular group pension plan of the Employer, the total pension received by the Employee will equal the following percentages of what the Employee’s normal retirement benefits would have been at age 65 if his employment had continued to age 65 and his compensation had remained unchanged:

Early	Percentage of Normal
Retirement Age	Retirement Benefits
60	90%
61	92%
62	94%
63	96%
64	98%

Assurance By Employer	3. The Employer assures the Employee that on its books and records it will set up reserves sufficient in amount, in its opinion, and earmark with the Farm Bureau Life Insurance Company an equivalent amount of its assets to provide the funds to make the supplemental payments which may be due hereunder and which may be due under other Early Retirement Agreements entered into, from time to time, with other executives employed by the Employer. The deposit with the Farm Bureau Life Insurance Company shall be available to the Employer to be drawn against to pay supplemental pension payments, but the supplemental pension payments shall be made by the Employer directly to the Employee, the intention of the parties being that the said deposit shall be considered a part of the general assets of the Employer.

Assurance By Employee	4. The Employee assures the Employer that he will not deliberately permit his work to deteriorate to obtain early retirement hereunder, and in the event he should deliberately permit deterioration in his work, the Employee forfeits all rights he may have under this Agreement.

This Agreement signed the date and year above first written

Employer

By

President

Employee